                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                              MARSH & MCLENNAN COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
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         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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
              [LOGO]

                                      1998
                                      NOTICE OF ANNUAL MEETING
                                      AND PROXY STATEMENT

     [LOGO]

Dear Marsh & McLennan Stockholder:

    You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc., which will be held at 10:00 a.m. on Wednesday, May 20, 1998 in the auditorium on the second floor at 1221 Avenue of the Americas, New York, New York.

    The major items of business, as outlined in the following Notice of Annual Meeting of Stockholders and Proxy Statement, will be the election of seven persons to serve as Class I directors and one person to serve as a Class II director, the approval of an amendment to the Marsh & McLennan Companies Stock Investment Plan and the ratification of the appointment of Deloitte & Touche LLP as independent public accountants for 1998.

    Whether you plan to come to the Annual Meeting or not, your representation and vote are important and your shares should be voted. Please complete, date, sign and return the enclosed proxy card promptly.

    We look forward to seeing you at the meeting.

Very truly yours,

       [LOGO]

Chairman of the Board                                             March 31, 1998

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT
                                       OF
                        MARSH & MCLENNAN COMPANIES, INC.
                          1166 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10036-2774

    The Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 20, 1998 at 10:00 a.m. (local time) in the second floor auditorium at 1221 Avenue of the Americas, New York, New York for the following purposes:

        (1) To elect seven persons to serve as Class I directors and one person to serve as a Class II director;

        (2) To approve an amendment to the Marsh & McLennan Companies Stock Investment Plan;

        (3) To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the Company for its fiscal year ending December 31, 1998; and

        (4) To transact such other business as may properly be brought before the meeting.

    Only stockholders of record at the close of business on March 23, 1998 are entitled to vote at the Annual Meeting or any adjournment thereof. As of that date, 169,889,258 shares of common stock were outstanding and entitled to one vote each on all matters submitted to stockholders. A list of stockholders will be available for inspection for at least ten days prior to the Annual Meeting at the principal executive offices of the Company at 1166 Avenue of the Americas, New York, New York.

    This proxy solicitation material is being mailed on or about March 31, 1998 to stockholders as of the record date with a copy of the Company's 1997 Annual Report to Stockholders, which includes financial statements for the period ended December 31, 1997.

    The matters to be acted upon are described in this Notice of Annual Meeting of Stockholders and Proxy Statement. Proxies will be voted at the Annual Meeting, or at any adjournment thereof, at which a quorum is present, in accordance with the directions on the proxy card. The holders of a majority of the Company's common stock outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting.

    Unless otherwise directed in the proxy, the persons named therein will vote FOR the election of the director nominees listed below, FOR the approval of the amendment to the Marsh & McLennan Companies Stock Investment Plan and FOR the ratification of the appointment of Deloitte &

Touche LLP as the Company's independent public accountants for its fiscal year ending December 31, 1998.

    Directors are elected by a plurality of the votes cast. "Plurality" means that the individuals who receive the largest number of votes cast For are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted For a particular director (whether as a result of a direction to withhold or a broker nonvote) will not be counted in such director's favor. A broker nonvote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the New York Stock Exchange.

    All other matters to be acted on at the Annual Meeting require the affirmative vote of a majority of the shares present and entitled to vote at the meeting to constitute the action of the stockholders. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present and entitled to vote for purposes of the preceding sentence.

    As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with applicable provisions of the federal securities laws, the persons named in the proxy will vote according to their best judgment.

                                   DIRECTORS

    The Board of Directors is divided into three classes. The regular terms of office for the Class I, Class II and Class III directors expire at the 1998, 1999 and 2000 annual meetings of stockholders, respectively. Seven persons are to be elected at the Annual Meeting to hold office as Class I directors for a term of three years and until their respective successors are elected and qualified. One person is to be elected at the Annual Meeting to hold office as a Class II director for a term expiring in 1999 and until his successor is elected and qualified. The remaining Class II and Class III directors will not be elected at the Annual Meeting as their respective terms will continue.

    Each director has served as a director of the Company since the year indicated. Mr. Richard S. Hickok, a Class II director, and Mr. Richard M. Morrow, a Class III director, are retiring from the Board at the Annual Meeting. Mr. John D. Ong is a new nominee standing for election as a Class II director.

    It is intended that shares represented by the proxies will be voted for the election of all of the Class I nominees and the Class II nominee listed below. In the unexpected event that any nominee should become unavailable to serve as a director prior to the Annual Meeting for any reason, the persons designated as proxies reserve full discretion to cast their votes for another person whom the Board of Directors of the Company might designate in substitution.

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
                            NOMINEES FOR CLASS I DIRECTORS
                               (TERMS EXPIRING IN 2001)

                   NORMAN BARHAM                          DIRECTOR SINCE 1997
   [PHOTO]         Mr. Barham, age 56, became a Vice Chairman of J&H Marsh & McLennan,
                   Inc., a subsidiary of the Company, in 1997 following the Company's business combination with Johnson & Higgins. Mr. Barham joined
                   Johnson & Higgins in 1975 and was selected to lead the Johnson &
                   Higgins Global Business Group in 1992. He was elected an Executive
                   Vice President of Johnson & Higgins in 1995 and President in 1996.
                   Mr. Barham is a trustee of The College of Insurance and a member of the board of New York City Outward Bound.

                   LEWIS W. BERNARD***                      DIRECTOR SINCE 1992
   [PHOTO]         Mr. Bernard, age 56, is Chairman of Classroom, Inc., a non-profit educational corporation. He retired in 1991 from Morgan Stanley &
                   Co., Inc. where for almost 30 years he held numerous positions, including that of chief administrative and financial officer. Mr.
                   Bernard is a trustee or director of the American Museum of Natural
                   History, The Commonwealth Fund, the Harvard Management Company, and
                   the John and Mary R. Markle Foundation.

                   RICHARD H. BLUM                          DIRECTOR SINCE 1985
   [PHOTO]         Mr. Blum, age 59, became Vice Chairman of J&H Marsh & McLennan,
                   Inc., a subsidiary of the Company, in 1997. He previously served as
                   Chairman and Chief Executive Officer of Guy Carpenter & Company,
                   Inc., a subsidiary of the Company, which he joined in 1958. Mr. Blum is a trustee of The College of Insurance and a Director of The
                   Bermuda Commodities Exchange.

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
                   FRANK J. BORELLI                          DIRECTOR SINCE 1988
   [PHOTO]         Mr. Borelli, age 62, has been Senior Vice President and Chief
                   Financial Officer of the Company since 1984. He is a director of The
                   Interpublic Group of Companies, Inc., Mid Ocean Limited and United
                   Water Resources, Inc. Mr. Borelli is the immediate past Chairman and a director of the Financial Executives Institute, a director of the
                   Private Sector Council, and a trustee of the New York City Chapter of the National Multiple Sclerosis Society and the Nyack Hospital.

                   ROBERT F. ERBURU***                      DIRECTOR SINCE 1996
   [PHOTO]         Mr. Erburu, age 67, retired as Chairman of the Board of The Times
                   Mirror Company, a Los Angeles-based news and information company, on
                   January 1, 1996, a position he had held since 1986. Mr. Erburu served as Chief Executive Officer of The Times Mirror Company from
                   1981 to 1995. Mr. Erburu is a director of The Times Mirror Company, the Tejon Ranch Company, Cox Communications, Inc., the Pacific
                   Council on International Policy, the Tomas Rivera Center, the Los
                   Angeles Annenberg Metropolitan Project and the Skirball Institute of
                   American Values. He is Chairman of the Board of Trustees of The
                   Huntington Library, Art Collections and Botanical Gardens and of the
                   J. Paul Getty Trust, as well as a trustee of the National Gallery of
                   Art, The Flora and William Hewlett Foundation and The Ahmanson
                   Foundation, and a Fellow of the American Academy of Arts and
                   Sciences. Mr. Erburu is also a member of the Business Council.

                   RAY J. GROVES***                           DIRECTOR SINCE 1994
   [PHOTO]         Mr. Groves, age 62, is Chairman of Legg Mason Merchant Banking, Inc.
                   He retired in 1994 from Ernst & Young where he had held numerous positions for 37 years, including the last 17 years as Chairman and
                   Chief Executive Officer. He is a director of Consolidated Natural
                   Gas Company, Electronic Data Systems Corporation, Lamalie
                   Associates, Inc. and RJR Nabisco, Inc. Mr. Groves is a member of the
                   Board of Trustees of the Business Council of the United Nations and
                   of the New York Public Policy Institute. He is also a managing director and treasurer of the Metropolitan Opera Association and a trustee of The Ohio State University Foundation.

                   GEORGE PUTNAM                           DIRECTOR SINCE 1987
   [PHOTO]         Mr. Putnam, age 71, is Chairman of Putnam Investment Management,
                   Inc., a subsidiary of the Company, and is Chairman of the Board of
                   Trustees and President of the various mutual funds managed by
                   Putnam. He is a director of Houghton Mifflin Company and
                   Freeport-McMoran Copper & Gold, Inc. Mr. Putnam is also Chairman of the WGBH Educational Foundation, a trustee of the Museum of Fine
                   Arts (Boston), McLean Hospital, Massachusetts General Hospital,
                   Vincent Memorial Hospital, Trustees of Reservations and New England
                   Aquarium, and an overseer of the Boston Museum of Science,
                   Northeastern University and College of the Atlantic.

                             NOMINEE FOR CLASS II DIRECTOR
                                (TERM EXPIRING IN 1999)

                   JOHN D. ONG                                      NEW NOMINEE
   [PHOTO]         Mr. Ong, age 64, retired as Chairman and Chief Executive Officer of
                   The BFGoodrich Company, on July 1, 1997, after more than 36 years with BFGoodrich. He is also a director of Ameritech Corporation,
                   ASARCO Inc., Cooper Industries, Defiance, Inc., The Geon Company,
                   The Kroger Company and TRW Inc. Mr. Ong is a trustee of the
                   University of Chicago and the John S. and James L. Knight Foundation
                   and is Chairman of the Board of the Musical Arts Association
                   (Cleveland Orchestra). He is a former Chairman of The Business
                   Roundtable.

                             CONTINUING CLASS II DIRECTORS
                               (TERMS EXPIRING IN 1999)

                   JEFFREY W. GREENBERG                    DIRECTOR SINCE 1996
   [PHOTO]         Mr. Greenberg, age 46, became Chairman and Chief Executive Officer of Marsh & McLennan Risk Capital Corp., a subsidiary of the Company, in 1996. From 1978 to 1995, he was employed by American
                   International Group, Inc., including serving from 1991 as executive vice president with responsibility for its domestic brokerage group.
                   Mr. Greenberg is a director of ACE Limited and a trustee of Brown
                   University, the Spence School in New York City and the Children's
                   Oncology Society of New York.

                   THE RT. HON. LORD LANG OF MONKTON**  DIRECTOR SINCE 1997
   [PHOTO]         Lord Lang, age 57, is a citizen of the United Kingdom and was a member of the British Parliament from 1979 to 1997, serving in the cabinet as Secretary of State for Scotland from 1990 to 1995 and as
                   President of the Board of Trade and Secretary of State for Trade and
                   Industry from 1995 to 1997. Lord Lang was appointed to the Queen's
                   Privy Council in 1990. He is deputy chairman of European Telecom plc, chairman of Murray Ventures plc and a non-executive director of
                   Lithgows Ltd., General Accident plc and Second Scottish National
                   Trust plc.

                   ADELE SMITH SIMMONS* **                DIRECTOR SINCE 1978
   [PHOTO]         Mrs. Simmons, age 56, has been President of the John D. and
                   Catherine T. MacArthur Foundation since 1989. She is a director of
                   First Chicago/NBD Corporation, the Synergos Institute and the Union
                   of Concerned Scientists and a member of the Council on Foreign
                   Relations.

                   A. J. C. SMITH*                              DIRECTOR SINCE 1977
   [PHOTO]         Mr. Smith, age 63, has been Chairman of the Board and Chief
                   Executive Officer of the Company since 1992. He served as President from 1986 to 1992. He joined William M. Mercer Limited, a Canadian subsidiary of the Company, in 1961. Mr. Smith is a trustee of the various mutual funds managed by Putnam Investment Management, Inc., a subsidiary of the Company. He is also Vice Chairman of the Central
                   Park Conservancy and a member of the Board of Trustees of The
                   Carnegie Hall Society, Inc. and the Educational Broadcasting
                   Corporation in New York City.

                            CONTINUING CLASS III DIRECTORS
                               (TERMS EXPIRING IN 2000)

                   PETER COSTER                             DIRECTOR SINCE 1988
   [PHOTO]         Mr. Coster, age 58, is President of Mercer Consulting Group, Inc., a
                   subsidiary of the Company. He joined Mercer in 1984 upon its acquisition of a U.K. benefits consulting firm that Mr. Coster had joined in 1962.

                   LAWRENCE J. LASSER                       DIRECTOR SINCE 1987
   [PHOTO]         Mr. Lasser, age 55, is President and Chief Executive Officer of
                   Putnam Investments, Inc., a subsidiary of the Company. He joined
                   Putnam in 1969. Mr. Lasser is a trustee of the various mutual funds managed by Putnam Investment Management, Inc., a subsidiary of the
                   Company. He is a member of the Board of Governors and Executive
                   Committee of the Investment Company Institute, a member of the Board of Overseers of the Museum of Fine Arts (Boston), a Trustee of Beth
                   Israel/Deaconess Medical Center in Boston, a Trustee of the Vineyard
                   Open Land Foundation, a member of the Council on Foreign Relations, and a member of the Board of Directors of the United Way of
                   Massachusetts Bay.

                   DAVID A. OLSEN                            DIRECTOR SINCE 1997
   [PHOTO]         Mr. Olsen, age 60, served as Vice Chairman of the Company from May
                   1997 until December 1997. Prior to the Company's business
                   combination with Johnson & Higgins, he was Chairman and Chief
                   Executive Officer of Johnson & Higgins, which he joined in 1966. Mr.
                   Olsen is a member of the Board of Trustees of Bowdoin College, a director of the New York City Partnership, a trustee and member of the executive committee of the United States Council for
                   International Business, a trustee of The College of Insurance, and a member of the Board and Executive Committee of the American
                   Institute for Chartered Property Casualty Underwriters and the
                   Insurance Institute of America. He is also a member of the boards of
                   U.S. Trust Corporation, Sharon (Connecticut) Hospital, United Way of
                   New York City and India House, and he serves as Vice Chairman of New
                   York's South Street Seaport Museum and Chairman of its Development
                   Committee.

                   JOHN T. SINNOTT                           DIRECTOR SINCE 1992
   [PHOTO]         Mr. Sinnott, age 58, became Vice Chairman of J&H Marsh & McLennan,
                   Inc., a subsidiary of the Company, in 1997 and its Chief Executive
                   Officer in January 1998. He previously served Marsh & McLennan,
                   Incorporated as Chief Executive Officer from 1995 and as President and Co-Chief Executive from 1990 and 1992, respectively. He joined
                   Marsh & McLennan, Incorporated in 1963. Mr. Sinnott is a trustee of the Insurance Institute of America.

                   FRANK J. TASCO* **                         DIRECTOR SINCE 1979
   [PHOTO]         Mr. Tasco, age 70, retired in 1992 as Chairman of the Board and
                   Chief Executive Officer of the Company, a position he had held since
                   1986. From December 1993 to December 1994, he served as Chairman of
                   Borden, Inc. Mr. Tasco is Chairman of Angram, Inc. and a director of
                   The Travelers Corporation, Travelers/Aetna Property & Casualty Corp.
                   and Mid Ocean Limited.

------------------------

* Member of the Executive Committee, of which Mr. Smith is Chairman. Mr. Morrow, a director who is retiring at the Annual Meeting, also has been a member.

** Member of the Audit Committee, of which Mr. Hickok, a director who is retiring at the Annual Meeting, has been Chairman. Mr. Morrow also has been a member.

*** Member of the Compensation Committee, of which Mr. Bernard is Chairman.

BOARD COMMITTEES AND MEETINGS

    The Executive Committee has all the powers of the Board of Directors, when it is not in session, in the management of the business and affairs of the Company, except as otherwise provided in the Company's by-laws or in resolutions of the Board of Directors and under applicable law. The Executive Committee held no meetings during 1997.

    The Audit Committee submits recommendations to the Board of Directors with respect to the selection of the Company's independent public accountants and on any other matters it deems appropriate. It reviews the annual financial statements of the Company with the Company's independent public accountants, the practices and procedures adopted by the Company in the preparation of such statements, and the independent public accountants' annual scope of audit. The Audit Committee is required to meet at least annually with such accountants and at any time when considered appropriate by the Audit Committee or such accountants. The Audit Committee held five meetings during 1997.

    The Compensation Committee determines the compensation of the Company's Chief Executive Officer, approves the compensation of other senior executives of the Company and approves the retention by the Company of consultants, as may be required, on matters relating to the compensation of the Chief Executive Officer and senior executives of the Company. In addition, the Compensation Committee oversees general compensation policies and practices and administers the Company's stock-based award plans. Pursuant to the Company's by-laws, no member of the Compensation Committee may be an employee of the Company or be eligible to receive grants under any plan that the Compensation Committee administers other than grants that are part of the usual compensation of directors. The Compensation Committee held twelve meetings during 1997.

    The Board of Directors conducted eight meetings during 1997. The average attendance by directors at the meetings of the Board of Directors and committees thereof was 98% and all directors other than Mr. Olsen attended at least 75% of the meetings of the Board of Directors and committees on which they served.

DIRECTORS' COMPENSATION

    As compensation for their services, Messrs. Bernard, Erburu, Groves, Hickok, Lang, Morrow, Olsen, Putnam and Tasco, and Mrs. Simmons, each receive a basic retainer of $40,000 per year and an annual grant of 600 shares of the Company's stock (the "Annual Stock Grant"). These directors also receive a fee of $1,000, and reimbursement of related expenses for each meeting of the Board of Directors or a committee thereof they attend. The chairman of each committee (other than Mr. Smith as Chairman of the Executive Committee) receives an additional retainer of $5,000 per year; other members of committees receive an additional retainer of $2,000 per year. The remaining directors receive no specific compensation for their services as directors or members of any committee.

    Under the terms of the Company's Directors Stock Compensation Plan, the directors receive twenty-five percent of the basic retainer in shares of the Company's stock at the fair market value thereof, as well as their Annual Stock Grant on each June 1. The balance of their compensation (including attendance fees and committee retainers) is paid in shares of the Company's stock or cash as the director elects. The directors may defer receipt of all or a portion of their compensation to be paid in shares until the year following either their date of retirement from the Board or a specified earlier date.

    On May 21, 1997 the Company's Board of Directors discontinued, with respect to current and future directors, the provision for payment under the Advisory Director program pursuant to which members of the Board upon retirement became advisory directors, available for consultation with management, and received until age 80 an annual amount equal to their Board retainer at the time of retirement. In recognition of the discontinuance of the Advisory Director payments, the Board granted 4,000 shares of the Company's common stock (giving effect to the Company's two for one stock split on June 27, 1997) to each director who had been receiving compensation as a member of the Board with the expectation that they would be compensated for participating in the Advisory Director program. These shares, together with shares purchased with dividends paid thereon, are held by the Company in a custodial account for delivery upon the director's retirement from the Board or, if later, upon reaching age 72, subject to further deferral at the election of the director. The directors receiving this grant were Messrs. Bernard, Erburu, Groves, Hickok, Morrow, Putnam, Tasco and Ventres and Mrs. Simmons. Payments under the Advisory Director Program continue for four former directors who retired prior to 1997.

EMPLOYMENT AGREEMENTS

    Marsh & McLennan Risk Capital Corp. ("MMRCC"), a wholly-owned subsidiary of the Company, has an employment agreement with Mr. Jeffrey W. Greenberg, its Chairman and Chief Executive Officer (the "Greenberg Agreement"). The Company has certain obligations and has guaranteed MMRCC's obligations under this agreement.

    Under the Greenberg Agreement, the term of which expires on September 30, 2000 (and, unless notice is given not later than October 1 of the preceding year, will be extended for annual periods), Mr. Greenberg receives an annual salary of at least $750,000 per year and is eligible to participate in the Company's Senior Management Incentive Compensation Plan. He also is entitled to receive annual awards of restricted stock or restricted stock units of the Company with an aggregate value equal to 65% of his salary and options to acquire additional shares of Company stock. In addition, Mr. Greenberg may receive certain contingent performance payments based on the extent of the Company's investment return and fees from the Trident Partnership, L.P., a Cayman Islands limited partnership ("Trident") for which MMRCC is an investment advisor, relating to the period from October 1, 1995 until he is no longer Chairman and Chief Executive Officer of MMRCC.

    If Mr. Greenberg's employment is terminated by MMRCC (other than for cause or disability) or if he terminates his employment for "Good Reason", Mr. Greenberg will be entitled to receive his base salary for a period of two years after the termination of employment, as well as bonuses (at the annual rate of not less than $750,000), continuation of benefits during such period, and the vesting of unvested stock awards and the contingent performance payments described above. "Good Reason" is defined in the Greenberg Agreement generally to include a reduction in compensation; the failure to continue Mr. Greenberg in his position during the employment period; a change in duties materially inconsistent with the status of his position; a change in control of the Company (as described in footnote 2 to the "Summary Compensation Table" below) or of MMRCC (defined to mean that the Company no longer owns at least 50% of MMRCC); and Mr. Greenberg's voluntary termination in 1999 under specified circumstances (in which case, he would receive, in lieu of his base salary and bonus for two years as described above, a cash lump sum of $500,000).

    Putnam Investments, Inc. ("Putnam"), a subsidiary of the Company, has an employment agreement with Mr. Lawrence J. Lasser, its President and Chief Executive Officer (the "Lasser Agreement") dated December 31, 1997 and which expires on December 31, 2001. The Company has certain obligations and has guaranteed Putnam's obligations under the Lasser Agreement. The Company has also agreed to use its best efforts to include Mr. Lasser on the management slate of nominees for directors when his current term expires at the year 2000 annual meeting.

    Under the Lasser Agreement, Mr. Lasser receives an annual salary of $1,000,000 and is eligible for annual bonuses under the Company's Senior Management Incentive Compensation Plan, a portion of which may be paid in the form of restricted stock units of Putnam. As set forth in the Summary Compensation Table, at the commencement of the Lasser Agreement, Mr. Lasser received 100,000 restricted stock units of the Company, options to acquire 100,000 shares of Company stock, 300,000 restricted stock units of Putnam ("Putnam restricted stock units") relating to Class B Common Stock of Putnam ("Class B Shares") and options ("Putnam options") expiring on November 1, 2007 to acquire 325,000 Class B Shares of Putnam. Mr. Lasser is entitled to additional awards of Putnam restricted stock units and Putnam options in the first quarters of 1999 and 2000 in amounts to be determined by the Compensation Committee.

    In addition, Mr. Lasser will receive, on or after November 1, 2002, a special retirement benefit in consideration for a non-competition covenant and post-employment consulting arrangement. This special retirement benefit has a gross value estimated at $1,500,000 per year for Mr. Lasser's lifetime; the estimated present equivalent of this amount, $15,000,000, is deemed invested, from December 31, 1997 in various Putnam funds. Mr. Lasser will receive the special retirement benefit except in the case of termination for cause. Mr. Lasser may elect to be paid in a lump sum, installments or as a lifetime annuity.

    In the event of Mr. Lasser's death or disability, he or his estate will receive his base salary and annual bonus for the remainder of that year. If Mr. Lasser's employment is terminated by Putnam or the Company without cause or if he terminates his employment for "Good Cause", Mr. Lasser will receive a payment equal to his base salary and annual bonus for the balance of the term of the Lasser Agreement.

    The Lasser Agreement contains various provisions relating to vesting of Putnam restricted stock units, Putnam options, Company restricted stock units and Company options in the event that Mr. Lasser's employment is terminated due to death, disability, by the Company or Putnam without cause, or by Mr. Lasser for Good Cause.

    If any payments under the Lasser Agreement attributable to (i) the Putnam options to acquire 175,000 Class B Shares granted on December 31, 1997, (ii) the 150,000 Putnam restricted stock units vesting on December 31, 2001, (iii) the options to acquire Company stock or (iv) the restricted stock units of the Company are subject to the excise tax imposed under the Federal tax laws, the Company will increase the payment to Mr. Lasser as necessary to restore him to the same after-tax position had the excise tax not been imposed.

    "Good Cause" is defined in the Lasser Agreement generally to include (a) an uncured breach by Putnam or the Company of a material term of the Lasser Agreement; (b) a relocation of Putnam's executive offices or a reassignment of Mr. Lasser to a location outside of the Boston area; (c) the failure to pay Mr. Lasser a minimum annual bonus equal to the sum of (1) a cash amount equal to (I) in the case of the bonus for 1997, $12,000,000 and (II) in the case of the annual bonus payable with respect to future years, two times the average annual cash bonus received under the Putnam Partners Incentive Compensation Plan by the three participants who received the highest such bonus with respect to such year, plus (2) the total fair market value of the Putnam restricted stock units which relate to such year's annual bonus; (d) failure to grant additional Putnam options in 1999 and 2000 with respect to, in the aggregate, 105,000 or more Class B Shares or failure to grant additional Putnam restricted stock units in 1999 and 2000 with respect to, in the aggregate, 105,000 or more Class B Shares;
(e) a change in control of the Company (as described in footnote 2 to the "Summary Compensation Table" below); or (f) a change in control of Putnam (defined to mean that the Company no longer owns more than 50% of Putnam).

                               SECURITY OWNERSHIP

    The following table reflects as of February 28, 1998 (except with respect to interests in the Company's Stock Investment Plan and Stock Investment Supplemental Plan, which are as of December 31, 1997) the number of shares of common stock which each director, each nominee and each named executive officer has reported as owning beneficially or otherwise having a pecuniary interest in, and which all directors, nominees and executive officers of the Company have reported as owning beneficially as a group. As of February 28, 1998, there are no persons known to the Company who own more than 5% of the outstanding shares of the Company's common stock.

                                                           AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                                          ----------------------------------------------
                                                                        OTHER
                                                                         THAN
                                                             SOLE        SOLE
                                                            VOTING      VOTING    SUBJECT TO
                                                             AND         AND      EXERCISABLE
                                                          INVESTMENT  INVESTMENT    STOCK
NAME                                                        POWER      POWER(2)    OPTIONS      TOTAL
--------------------------------------------------------  ----------  ----------  ----------  ----------
Norman Barham...........................................     264,434       2,059          --     266,493
Lewis W. Bernard........................................       2,000      11,251          --      13,251
Richard H. Blum.........................................          --     221,101     147,500     368,601
Frank J. Borelli........................................      58,359     106,241     177,500     342,100
Peter Coster............................................       5,648      79,234     125,000     209,882
Robert F. Erburu........................................          --       6,465          --       6,465
Jeffrey W. Greenberg....................................       6,293      47,148      80,000     133,441
Ray J. Groves...........................................       1,070       9,239          --      10,309
Richard S. Hickok.......................................       1,800      11,974          --      13,774
Lord Lang...............................................          --          --          --          --
Lawrence J. Lasser......................................          --     240,600     115,000     355,600
Richard M. Morrow.......................................       2,000      13,905          --      15,905
David A. Olsen..........................................     306,934     133,718          --     440,652
John D. Ong.............................................          --          --          --          --
George Putnam...........................................     305,422      63,482          --     368,904
Adele Smith Simmons.....................................     115,213     101,260          --     216,473
John T. Sinnott.........................................      22,270     115,817     140,000     278,087
A.J.C. Smith............................................     209,581     272,899     578,000   1,060,480
Frank J. Tasco..........................................     165,273      82,105     240,000     487,378
All directors, nominees and executive officers as a
  group, including the above (21 individuals)...........   1,503,696   1,589,508   1,731,000   4,824,204

------------------------

(1) As of February 28, 1998, no director, nominee or named executive officer beneficially owned more than 1% of the outstanding common stock, and all directors, nominees and executive officers as a group beneficially owned approximately 2.43% of the outstanding common stock.

(2) Includes the number of shares of common stock: (i) that are held in the form of shares of restricted stock that may in the future vest to such individuals; (ii) that are held indirectly for the benefit of such individuals or jointly, or directly or indirectly for certain members of such individuals' families, with respect to which beneficial ownership in certain cases may be disclaimed; (iii) that represent such individuals' interests in the Company's Stock Investment Plan; and (iv) that are subject to issuance in the future with respect to the Directors Stock Compensation Plan, cash bonus deferral plans, the Stock Investment Supplemental Plan or restricted stock units in the following aggregate amounts: Mr. Barham, 2,059 shares, Mr. Bernard, 11,251 shares, Mr. Blum, 48,315 shares, Mr. Borelli, 39,368 shares, Mr. Coster, 21,714 shares, Mr. Erburu, 6,465 shares, Mr. Greenberg, 23,208 shares, Mr. Groves, 9,239 shares, Mr. Hickok, 11,774 shares, Mr. Lasser, 138,280 shares, Mr. Morrow, 12,905 shares, Mr. Putnam, 17,482 shares, Mrs. Simmons, 4,850 shares, Mr. Sinnott, 40,933 shares, Mr. Smith, 244,827 shares, Mr. Tasco, 11,095 shares, and all directors, nominees and executive officers as a group, 660,321 shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth cash and other compensation paid or accrued for services rendered in 1997, 1996 and 1995 to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose cash compensation exceeded $100,000. All grants or awards of the Company's common stock or stock units (including the common stock underlying options) prior to June 27, 1997 have been adjusted to give effect to the Company's two for one stock split on that date.

                                                                                              LONG TERM
                                                    ANNUAL COMPENSATION                     COMPENSATION
                                         -----------------------------------------    -------------------------
                                                                         OTHER        RESTRICTED
                                                                         ANNUAL         STOCK       SECURITIES     ALL OTHER
               NAME AND                                               COMPENSATION      AWARDS      UNDERLYING    COMPENSATION
          PRINCIPAL POSITION             YEAR  SALARY($)   BONUS($)      ($)(1)         ($)(2)      OPTIONS (#)      ($)(3)
---------------------------------------  ----  ---------  ----------  ------------    ----------    -----------   ------------
A.J.C. Smith...........................  1997  1,200,000   1,000,000    133,519        2,056,721     200,000         48,000
  Chairman and Chief                     1996  1,200,000     850,000    375,420        1,687,766     100,000         48,000
  Executive Officer                      1995  1,125,000     775,000    337,348        1,339,208     100,000         45,000
  Marsh & McLennan
    Companies, Inc.

Lawrence J. Lasser.....................  1997    870,000  12,000,000     --            7,758,700     140,000        130,500
  President                                                                           14,394,000(4)  325,000(5)
  Putnam Investments, Inc.               1996    870,000   9,500,000     --              389,756      40,000        130,500
                                         1995    820,000   5,500,000     --            4,537,125      30,000        123,000

Jeffrey W. Greenberg...................  1997    787,500     775,000     --              702,876      40,000         30,517
  Chairman                               1996    862,500     600,000     --               43,791      40,000          7,500
  Marsh & McLennan
    Risk Capital Corp.

Peter Coster...........................  1997    700,000     480,000    160,116          509,610      40,000         28,000
  President                              1996    675,000     400,000    214,598          509,498      40,000         27,000
  Mercer Consulting                      1995    625,000     350,000    130,037          422,780      30,000         25,000
    Group, Inc.

John T. Sinnott........................  1997    650,000     480,000     38,273          520,798      40,000         26,000
  Vice Chairman                          1996    590,000     400,000    163,983          467,488      30,000         23,600
  J&H Marsh &                            1995    560,000     350,000    191,468          289,946      30,000         22,400
    McLennan, Inc.

------------------------

(1) Represents the amount of payments in applicable years to the affected individuals to cover tax liabilities arising from the funding of annuities under the Benefit Equalization and Supplemental Retirement Programs, which are part of the Company's United States retirement program.

(2) At December 31, 1997, each individual in the Summary Compensation Table had outstanding shares of restricted stock and restricted stock units of the Company with an aggregate value as follows: Mr. Smith, 113,964 shares and 111,118 units worth $8,497,441 and $8,285,236, respectively; Mr. Lasser, 109,120 shares and 138,280 units worth $8,136,260 and $10,310,503, respectively; Mr. Greenberg, 23,400 shares and 19,474 units worth $1,744,763 and $1,452,030, respectively; Mr. Coster, 59,720 shares and 16,654 units worth $4,452,873 and $1,241,764, respectively; and Mr. Sinnott, 51,000 shares and 23,952 units worth $3,802,688 and $1,785,921, respectively. Holders of shares of restricted stock receive the same dividends as those paid on the outstanding shares of common stock and such shares generally vest on the January 1 next following the tenth anniversary of the date of grant. Holders of restricted stock units receive dividend equivalents that are equal in value to dividends paid on the outstanding shares of common stock and such units generally vest three years from the date of grant (except with respect to the restricted stock units granted to Mr. Lasser on December 31, 1997, which vest on February 1, 2002). Vesting of shares of restricted stock and restricted stock units may be accelerated upon a change in control. "Change in Control" of the Company means generally any "person" owning securities with 50% or more of the voting power of the Company; within a two-year period (with certain exceptions) a change in directors constituting a majority of the Board of Directors; a merger or consolidation of the Company resulting in the Company's stockholders not owning securities with 50% or more of the voting power of the surviving entity; or an agreement for the sale or disposition of all or substantially all of the Company's assets.

   Under the Special Severance Pay Plan, holders of restricted stock or awards in lieu of restricted stock with at least 10 years of service will receive payment in shares of stock upon forfeiture of their award if their employment with the Company terminates. The amount of such payment is based on years of service, with the individual receiving up to a maximum of 90% of the value of the restricted shares after 25 years of service, and is subject to execution of a non-solicitation agreement.

(3) Represents for 1997 (a) Company matching contributions under the Stock Investment Plan of $6,333 for Mr. Greenberg, $6,400 for Mr. Coster and $4,797 for Mr. Sinnott, and under the Stock Investment Supplemental Plan of $48,000 for Mr. Smith, $24,184 for Mr. Greenberg, $21,600 for Mr. Coster and $21,203 for Mr. Sinnott and (b) contributions by Putnam Investments, Inc. of $24,000 to the Putnam Profit Sharing Retirement Plan and $106,500 to the Putnam Executive Deferred Compensation Plan for Mr. Lasser.

(4) Mr. Lasser received a grant of 300,000 restricted stock units with respect to Class B Shares of Putnam on December 31, 1997, including the right to dividend equivalents that are equal in value to dividends paid on the outstanding Class A Common Stock of Putnam. The Putnam restricted stock units will vest with respect to 150,000 units on the fourth anniversary of the date of grant and will vest with respect to 150,000 units at the rate of 25% per year beginning on December 31, 1998. Upon the happening of certain corporate events affecting Putnam or the Company, vesting of shares of restricted stock units may be accelerated in accordance with the terms of the Putnam Investments, Inc. Equity Partnership Plan ("Putnam Equity Partnership Plan").

(5) Mr. Lasser was granted Putnam options, which become exercisable 25% a year beginning one year from December 31, 1997, the date of grant. The exercise price of the Putnam options may be paid in cash or in Class B Shares of Putnam. Upon the happening of certain corporate events affecting Putnam or the Company, all Putnam options will become fully exercisable in accordance with the terms of the Putnam Equity Partnership Plan.

STOCK OPTION GRANTS IN 1997

    The following table sets forth certain information concerning options to purchase common stock of the Company granted during 1997 by the Company to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company. The table also sets forth certain information concerning stock options to purchase Class B Shares of Putnam granted to Mr. Lasser in 1997.

                                                             INDIVIDUAL GRANTS(1)
                                                -----------------------------------------------     POTENTIAL REALIZABLE VALUE
                                                NUMBER OF    % OF TOTAL                             AT ASSUMED ANNUAL RATES OF
                                                SECURITIES    OPTIONS                                STOCK PRICE APPRECIATION
                                                UNDERLYING   GRANTED TO   EXERCISE                      FOR OPTION TERM(2)
                                                 OPTIONS     EMPLOYEES      PRICE    EXPIRATION   ------------------------------
                     NAME                        GRANTED      IN 1997      ($/SH)       DATE          5% ($)         10% ($)
----------------------------------------------  ----------   ----------   ---------  ----------   --------------  --------------
A.J.C. Smith..................................   200,000        5.8%      $61.90625    3/19/07         7,786,502      19,732,524
Lawrence J. Lasser............................    40,000        1.2%      $61.90625    3/19/07         1,557,300       3,946,505
                                                 100,000        2.9%      $73.62500   11/01/07         4,630,237      11,733,929
                                                 150,000(3)     6.6%      $41.51000   11/01/07         3,915,812       9,923,437
                                                 175,000(3)     7.7%      $47.98000   11/01/07         5,280,514      13,381,859
Jeffrey W. Greenberg..........................    40,000        1.2%      $61.90625    3/19/07         1,557,300       3,946,505
Peter Coster..................................    40,000        1.2%      $61.90625    3/19/07         1,557,300       3,946,505
John T. Sinnott...............................    40,000        1.2%      $61.90625    3/19/07         1,557,300       3,946,505
MMC Stockholders(4)...........................                                                     6,616,593,009  16,767,745,772

------------------------
(1) The options to purchase the Company's common stock described above are non-qualified options that become exercisable 25% a year beginning one year from March 20, 1997, the date of grant (except with respect to the option to acquire 100,000 shares of the Company's common stock granted to Mr. Lasser on December 31, 1997, which becomes exercisable 25% a year beginning on December 31, 1998). The exercise price of these options may be paid in cash or in shares of common stock, including shares of restricted stock. In the event of a change in control of the Company (as described in footnote 2 to the "Summary Compensation Table" above), all stock options will become fully exercisable and vested, and any restrictions contained in the terms and conditions of the option grants shall lapse. If any payments made in connection with a change in control are subject to the excise tax imposed under the Federal tax laws, the Company will increase the option holder's payment as necessary to restore such option holder to the same after-tax position had the excise tax not been imposed.

(2) The dollar amounts are the result of calculations at the 5% and 10% growth rates set by the Securities and Exchange Commission ("SEC"); the rates are not intended to be a forecast of future stock price appreciation. A zero percent stock price growth rate will result in a zero gain for all optionees, except for Mr. Lasser's option to purchase 150,000 Class B Shares of Putnam at an exercise price of $41.51 per share which had a potential realizable value on the date of the grant of $970,500.

(3) Mr. Lasser was granted two options to acquire Class B Shares of Putnam which become exercisable 25% a year beginning on December 31, 1998. The fair market value of each Class B Share of Putnam on the date of the grant was $47.98.

(4) The dollar amounts reflected herein are included for comparative purposes to show the gain that would be achieved by the holders of the outstanding common stock of the Company at the assumed stock price appreciation rates at the end of the 10-year term of the options granted on March 20, 1997 at an exercise price of $61.90625.

AGGREGATED STOCK OPTION EXERCISES IN 1997 AND
  STOCK OPTION VALUE AT DECEMBER 31, 1997

    The following table sets forth certain information concerning stock options exercised during 1997 by the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company and the number and value of specified unexercised options at December 31, 1997. The value of unexercised in-the-money stock options at December 31, 1997 shown below is presented pursuant to SEC rules and, with respect to the Company's common stock, is based on the December 31, 1997 closing price on the New York Stock Exchange of $74.5625 per share and, with respect to Putnam's Class B shares, is based on an agreed to valuation methodology for determining fair market value, which at December 31, 1997 was $47.98 per share. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the stock relative to the exercise price per share at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

                                                          NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                                               OPTIONS AT                    AT
                                 SHARES                    DECEMBER 31, 1997         DECEMBER 31, 1997
                               ACQUIRED ON    VALUE    --------------------------  ----------------------
                                EXERCISE    REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
            NAME                   (#)         ($)         (#)           (#)          ($)         ($)
-----------------------------  -----------  ---------  -----------  -------------  ---------  -----------
A.J.C. Smith.................      --          --         503,000       325,000    16,263,844  6,322,656
Lawrence J. Lasser...........      90,000   2,432,344      95,000       185,000    2,629,062   1,940,156
                                   --          --          --           325,000(1)    --         970,500(1)
Jeffrey W. Greenberg.........      --          --          60,000       120,000    1,826,562   2,873,437
Peter Coster.................      30,000     908,438     165,000        85,000    5,113,906   1,846,406
John T. Sinnott..............      20,000     804,063     122,500        77,500    3,721,640   1,643,672

------------------------
(1) Represents options to acquire Class B Shares of Putnam granted to Mr. Lasser on December 31, 1997. See "Employment Agreements" above.

UNITED STATES RETIREMENT PROGRAM

    The Company maintains a United States retirement program consisting of the Marsh & McLennan Companies Retirement Plan, a non-qualified Benefit Equalization Program and a non-qualified Supplemental Retirement Program.

    The following table shows the estimated annual straight-life annuity benefit payable (or in the case of those covered by the Benefit Equalization and Supplemental Retirement Programs, the before-tax equivalents of the after-tax benefits received) under these retirement programs to employees with the specified Maximum Average Salary (average salary over the 60 consecutive months of employment that produces the highest average) and specified years of service upon retirement at age 65, after giving effect to adjustments for Social Security benefits:

                                                                             YEARS OF SERVICE
                         MAXIMUM                           -----------------------------------------------------
                     AVERAGE SALARY                            5         10         20         30         40
---------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
$ 600,000................................................     56,779    113,558    227,116    331,896    391,896
$ 700,000................................................     66,779    133,558    267,116    389,896    459,896
$ 800,000................................................     76,779    153,558    307,116    447,896    527,896
$ 900,000................................................     86,779    173,558    347,116    505,896    595,896
$1,000,000...............................................     96,779    193,558    387,116    563,896    663,896
$1,100,000...............................................    106,779    213,558    427,116    621,896    731,896
$1,200,000...............................................    116,779    233,558    467,116    679,896    799,896
$1,300,000...............................................    126,779    253,558    507,116    737,896    867,896
$1,400,000...............................................    136,779    273,558    547,116    795,896    935,896

    The compensation of participants used to calculate the retirement benefit consists of regular salary as disclosed in the "Salary" column of the Summary Compensation Table and excludes bonuses and other forms of compensation not regularly received. For the five individuals named above, other than Mr. Lasser who participates in the Putnam Profit Sharing and related plans and not in the Company's U.S. retirement program, the 1997 compensation used to calculate the Maximum Average Salary and the number of years of credited service are as follows: Mr. Smith, $1,200,000, 35 years; Mr. Greenberg, $787,500, 2 years; Mr. Coster, $700,000, 36 years; and Mr. Sinnott, $650,000, 35 years. Mr. Lasser is also entitled to receive a special retirement benefit in accordance with the terms of the Lasser Agreement. See "Employment Agreements" above.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY, POLICIES AND PLANS FOR EXECUTIVE OFFICERS

    The Company is a professional services firm with businesses having distinct economic characteristics, marketplaces and operating conditions. The leadership position attained over time by the Company's operating subsidiaries in their respective businesses in terms of services provided, market share, revenue, profitability and rate of growth has been earned largely through the selection, training and development of top caliber executive, managerial and professional talent. Ongoing investment in the firm's human capital has produced favorable long-term returns to Company stockholders. Therefore, it is critical to the ongoing success of the Company that its executives continue to be among the most highly qualified and talented professionals available in their respective business segments to lead the organization in the creation of stockholder value.

    The Compensation Committee of the Board of Directors, all of whose members are disinterested outside directors, is charged by the Company's by-laws with ensuring that the Company's compensation philosophy and policies, which are intended to attract, retain and motivate highly capable and productive employees, are in the Company's best interests. To that end, the Company's executive compensation program is designed to reinforce business strategies, reflect marketplace practices and dynamics, and provide cost and tax effective forms of remuneration. The Committee reviews the program regularly to consider and implement any changes necessary to achieve these ongoing objectives. The Company's philosophy regarding incentives and rewards is implemented through compensation policies and plans intended to enhance financial performance in a highly competitive marketplace, which includes competition from privately-held firms offering attractive equity ownership opportunities. In terms of compensation data, the Committee periodically reviews the levels of executive compensation from a number of general survey sources, with a focus on pay data available relating to professional talent in the Company's businesses. In addition, the Committee periodically evaluates chief executive officer compensation by comparing it to data developed from a selected group of 25-30 major corporations in professional services, diversified financial, banking and insurance sectors. This selective grouping is broader than the peer grouping in the Comparison of Cumulative Total Shareholder Return in order to obtain a meaningful representation of competitive compensation practices and levels for senior executive positions.

    The Chief Executive Officer of the Company heads a group of senior management officers, most of whom are executives of the Company's operating subsidiaries. These senior officers participate in various compensation plans and are paid in accordance with award guidelines and performance criteria that reflect overall Company and individual operating unit performance. The plans, which include short-term and long-term elements, are intended to be retrospective, reflecting prior individual and organizational performance, as well as prospective, providing motivation and rewards for achieving future success. Such compensation is designed to reflect the combined annual and long-term performance of the Company, the operating subsidiary and the employee. Moreover, individual contributions by these executives are assessed in the context of a top management team that views itself as a professional partnership.

    Members of the senior management group of Putnam Investments, Inc. participate in a different compensation program, which is based on competitive practices in the investment management industry. In terms of annual incentives, these employees are eligible for bonuses that are determined based on the absolute and incremental profit of Putnam. With regard to long-term incentives, these employees are eligible to receive periodic awards of Putnam restricted stock and stock options with respect to Class B Shares of Putnam. Since employees of Putnam participate in a separate compensation program, statistics included in the following sections of this report relating to the compensation of the Company's senior management group exclude Putnam employees.

SHORT-TERM COMPENSATION (SALARY AND ANNUAL INCENTIVE AWARDS)

    With regard to short-term compensation, salaries are reviewed annually, and increases are granted by the Committee on a discretionary basis in consideration of current individual and organizational performance, length of service, affordability and marketplace practices. Organizational performance refers to the business unit's success in achieving business objectives and addressing conditions affecting long-term growth and profits. For participants in the senior management compensation program, salaries are compared to the top quartile of the relevant marketplace, with aggregate annual cash compensation adjusted to reflect Company performance. Salaries accounted for 43% of total compensation (excluding stock options) in 1997 for the Company's senior management group.

    The size of the incentive award pool for senior management cash bonuses is based on earnings and reflects the Company's net operating income growth. However, the Committee may, in its sole discretion, authorize a payout of less than the full bonus pool, as it did for 1997. In this regard, a specific target level is not established for the award pool, nor, absent any contractual obligations, are minimum award levels guaranteed for bonus recipients. With respect to individual award determinations, such assessments by the Committee are largely judgmental, not formulaic, weighing the Chief Executive Officer's recommendation and evaluation as to the executive's managerial and professional role within the organization, relative contribution (compared with the internal peer group) to the firm's earnings growth, and marketplace compensation levels. For 1997, bonus awards at Putnam Investments, Inc. reflected continued exceptional financial performance of that business, while awards to executives in the Company's other businesses were, on average, nine percentage points above 1996 (as a percentage of salary). For the Company's senior management group, individual bonuses constituted 32% of total compensation (excluding stock options) for 1997.

LONG-TERM COMPENSATION (RESTRICTED STOCK, RESTRICTED STOCK UNIT AND STOCK OPTION AWARDS)

    It is the Committee's strongly held belief that the continuing success of the Company is dependent on the effectiveness of programs intended to retain and motivate its executives. Accordingly, long-term compensation is designed to recognize the individual's past and potential future contributions to the organization, and to link the executive's financial interests with those of stockholders by fostering stock ownership. Such equity ownership opportunities for Company executives are made available through plans that provide for restricted stock, restricted stock unit and stock option grants. Moreover, in order to help promote retention of key talent through stock ownership that is at risk, ownership rights to restricted stock, restricted stock units and stock options are acquired over time. In addition, under voluntary deferral programs, a supplemental equity award with vesting requirements may be granted as an incentive for long-term stock ownership.

    Within this framework, absent a contractual obligation, the size of each executive's equity grants is determined at the sole discretion of the Committee. Such determinations include consideration of the Company's future profit performance expectations and the individual's organizational role, current performance and potential to contribute to the long-term success of the Company, as well as review and consideration of the competitive practices on which award guidelines are based. These considerations, and not prior stock-based awards or Company stock ownership targets, determine the size of stock grants to individuals.

    Most members of the Company's senior management group are eligible to receive annual discretionary restricted stock grants on the basis described above. In 1997, such awards for this group accounted for 18% (including supplemental equity awards as described above) of total compensation (excluding stock options).

    A select number of participants from the executive group are also eligible for an annual discretionary grant of restricted stock units, which are deferred stock-based awards. The awards reflect the Company's earnings and growth, with individual grants based on the subjective factors outlined above including each executive's organizational level and performance. Historically, the grant value of individual awards has ranged from approximately 50% to 150% of the executive's cash bonus. Units earned are distributable in shares and generally vest after completion of three years of service from the date of grant. The restricted stock units granted in 1997 to the Company's senior management group made up 7% of total compensation (excluding stock options) for the year.

    Stock options are another equity element of senior management compensation. Members of the executive group are eligible for option grants on an annual basis. Such grants are made without reference to present holdings of unexercised options or appreciation thereon. The size of an individual grant reflects the factors discussed earlier including organizational level, performance and marketplace practices.

TAX CONSIDERATIONS

    As noted above, the Company's executive compensation program is designed to be cost and tax effective. The Committee's policy is to take actions that it deems to be in the best interest of the Company and its stockholders, recognizing, however, that payment of compensation may not in all instances qualify for tax deductibility because of the restrictions set forth in Section 162(m) of the Internal Revenue Code.

BASIS FOR CEO COMPENSATION

    Both the quantitative and qualitative criteria referenced above are applied in assessing the performance and determining the compensation of the Chairman and Chief Executive Officer of the Company, A.J.C. Smith. The current and long-term financial performance of the Company, information which is available to all Company stockholders, are major factors in arriving at the compensation determinations made by the Committee relative to Mr. Smith. Consideration is also given to his leadership and influence on the long-term strength and performance of the Company.

    The annual base salary for Mr. Smith has been $1,200,000 since January 1, 1996. With regard to cash bonus, Mr. Smith participates in the same Company annual incentive plan as the Company's senior management group. His 1997 cash bonus award under the plan was $1,000,000. Based on the previously referenced review of chief executive officer compensation for 1996 (latest data available), Mr. Smith's 1997 cash compensation was positioned at about the 25th percentile of the 1996 market survey group.

    In connection with long-term compensation, Mr. Smith was granted 8,800 shares of restricted stock in 1997 under terms previously described. In addition, Mr. Smith was granted 23,642 restricted stock units in connection with his 1996 cash bonus award, as well as 2,000 restricted stock units in lieu of a salary increase. He also received 3,000 restricted stock units for deferring receipt of vested shares of restricted stock. The combined value of his restricted stock and restricted stock unit grants was $2,056,721. Based on the data regarding chief executive officers described above, Mr. Smith's 1997 long-term compensation (including any long-term incentive plan payouts but excluding stock options) was at about the 65th percentile of the 1996 survey market. Mr. Smith was granted 200,000 stock options during 1997, and the size of this grant approximated the 75th percentile of the 1996 survey market.

    Total compensation for Mr. Smith, which includes all elements of pay from the Summary Compensation Table except stock option grants, was $4,438,240 in 1997. Based on the data from the comparison group referenced above, such compensation for Mr. Smith was at about the 50th percentile of the 1996 survey market.

Lewis W. Bernard                  Robert F. Erburu                 Ray J. Groves

               COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

    The following graph compares the Company's cumulative total stockholder return on its common stock (assuming reinvestment of dividends) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on a Company-constructed composite industry index, consisting of Aon Corporation, Arthur J. Gallagher & Co., Sedgwick Group PLC, Willis Corroon Group PLC, Franklin Resources, Inc. and T. Rowe Price Associates, Inc., over the five-year period from December 31, 1992 through December 31, 1997.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                     PROXY PERFORMANCE CHART

                                                                        1992       1993       1994       1995       1996       1997
Company                                                                  100         92         93        107        130        192
S&P 500                                                                  100        110        112        153        189        252
ComplndIndex                                                             100        107         97        139        200        332
Assumes $100 invested on December 31, 1992 with dividends
reinvested

           TRANSACTIONS WITH MANAGEMENT AND OTHERS; OTHER INFORMATION

    During 1997, subsidiaries of the Company employed in the ordinary course of business individuals related to executive officers and directors of the Company. In addition, corporations and other entities with which directors are or were associated had insurance or other transactions with the Company and certain of its subsidiaries and affiliates in the ordinary course of business, all of which transactions were on substantially the same terms as those prevailing at the time for comparable transactions with others. None of such insurance or other transactions involved during 1997, or is expected to involve in 1998, payments to the Company and its subsidiaries and affiliates for property or services in excess of 5% of the Company's consolidated gross revenue during 1997.

    MMRCC has a consulting agreement with Mr. Robert Clements, its former Chairman and Chief Executive Officer, pursuant to which he received an investment advisory and consulting fee of $1,937,500 for 1997. Mr. Clements served as a director of the Company until October of 1997.

    On March 27, 1997, the Company completed a strategic business combination with Johnson & Higgins, a privately held firm, pursuant to which Johnson & Higgins became a wholly owned subsidiary of the Company. Transaction payments made by the Company in connection with the negotiated transaction approved by the Company's Board of Directors totaled approximately $1.8 billion, with approximately 55% of such transaction payments being paid to the stockholders of Johnson & Higgins, which included Messrs. Barham and Olsen.

                  PROPOSAL TO AMEND THE STOCK INVESTMENT PLAN

    The Board of Directors of the Company has placed on the agenda for the Annual Meeting a proposal to amend the Marsh & McLennan Companies Stock Investment Plan (the "Plan"). The Plan is an employee stock ownership plan and is intended to qualify under the relevant sections of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan (including a predecessor plan) has been in effect continuously since 1966.

    All U.S. salaried employees of the Company and participating subsidiaries who are eighteen years or older are eligible to participate in the Plan (currently, approximately 15,700 employees) by electing to contribute up to 15% of their base salary to the Plan on either a before-tax (pursuant to Section 401(k) of the Code) or after-tax basis, subject to limits imposed by law. For participants who have been employed with the Company for at least one year, the Company currently contributes to the Plan amounts equal to 71 2/3% of the employee's contribution, up to a maximum of 71 2/3% of 6% of the employee's salary for those employees who elect to participate in the "dividend plus" feature of the Plan. For those employees not participating in "dividend plus," the Company match is 66 2/3%.

    All contributions to the Plan are generally invested in shares of the Company's common stock, except that employees who are either over age 55 or whose age plus years of Plan participation equals or exceeds 65 may elect to direct their account balances to the other investment options. Dividends payable with respect to Company shares in the Plan are either credited to participants' accounts or, at their individual election, paid out to such participants. The "dividend plus" feature of the Plan allows participants who elect, to have all or a portion of the dividends on their Plan shares paid out to them and to make an additional before-tax contribution to their Plan account in an amount equal to the amount of the dividends. Under the Code, the Company is allowed a tax deduction with respect to those dividends that are paid out.

    Following the Company's 1997 business combination with Johnson & Higgins, the Company analyzed the features and economics of both firms' benefit plans, with a goal of implementing an integrated U.S. employee benefit program as of January 1, 1998. On November 20, 1997 the Company's Board of Directors approved the merger of the Johnson & Higgins Cash Accumulation Plan into the Marsh & McLennan Companies Stock Investment Plan and adopted a particular amendment to the Plan, subject to stockholder approval. That amendment provides for an increase in the Company's matching contribution for participants who are employees of the Company or its subsidiaries on or after June 1, 1998 (a) who have attained age 55, or (b) whose age and years of Plan participation total at least 65. The matching contribution would be increased to ninety-five percent (95%) of the first six percent (6%) of the participant's compensation (or to one hundred percent (100%) of the first six percent (6%) of the participant's compensation in the case of a participant who participates in the Plan's "dividend plus" feature), provided, however, that such increased matching contribution over the current match would be invested, to the maximum extent permissible under the Code, in the stock of this Company and would not be subject to any diversification election. If the amendment is approved, the contribution rate increase will be implemented retroactive to January 1, 1998.

    The maximum additional allocation that would be made to any participant is limited by the Code. Based on limitations in effect for 1998, the maximum additional allocation per employee under the amended Plan would be $2,720.

    The Plan currently provides that the Board of Directors may amend the plan at any time provided that no amendment shall be adopted without the approval of the Company's stockholders where, among other things, such amendment, as now proposed, would increase the percentage of the Company's matching contributions.

    The Board of Directors recommends that the stockholders vote FOR the proposal to increase the Company's matching contribution to the Plan under the circumstances described above, retroactive to January 1, 1998. The affirmative vote of at least a majority of the shares of the Company's common stock present and entitled to vote at the Annual Meeting is required for the approval of the amendment to the Plan.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Deloitte & Touche LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1998. Deloitte & Touche LLP acted as the Company's independent public accountants for the fiscal year ended December 31, 1997. Representatives of Deloitte & Touche LLP will attend the Annual Meeting, will have an opportunity to make a statement if desiring to do so and will be available to answer any pertinent questions.

                            SOLICITATION OF PROXIES

    The Board of Directors of the Company hereby solicits proxies for use at the 1998 Annual Meeting and at any adjournment thereof. Stockholders who execute a proxy may still attend the Annual Meeting and vote in person. A proxy may be revoked at any time before it is voted by giving to the Secretary of the Company, at the Company's principal executive offices indicated above, written notice bearing a later date than the proxy, by submission of a later dated proxy or by voting in person at the Annual Meeting. Executors, administrators, trustees, guardians, attorneys and other representatives should indicate the capacity in which they are signing and corporations should sign by an authorized officer whose title should be indicated. Mere attendance at the Annual Meeting will not revoke a proxy which was previously submitted to the Company.

    The cost of this proxy solicitation is borne directly by the Company. Georgeson & Company, Inc. has been retained to assist in the proxy solicitation at a fee of approximately $10,000, plus expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally, by telephone and by facsimile by the Company's directors, officers and other employees. Such persons will receive no additional compensation for such services. The Company will also request brokers and other nominees to forward soliciting material to the beneficial owners of shares which are held of record by them, and will pay the necessary expenses.

                        STOCKHOLDER AND OTHER PROPOSALS

    Stockholders who wish to present a proposal at the 1999 Annual Meeting of Stockholders of the Company must submit such proposal in writing to the Company in care of the Secretary of the Company on or before November 30, 1998 to be considered for inclusion in the proxy materials for that meeting. In addition, the by-laws of the Company contain requirements relating to the timing and content of the notice which stockholders must provide to the Secretary for any nomination or matter to be properly presented at a stockholders meeting.

By order of the Board of Directors,

/s/Gregory Van Gundy

Gregory Van Gundy
Secretary

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York 10036-2774

 PROXY                                                                PROXY


                          MARSH & MCLENNAN COMPANIES, INC.
            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            FOR THE 1998 ANNUAL MEETING


     The undersigned hereby appoints A.J.C. Smith and Gregory Van Gundy proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc. to be held on Wednesday, May 20, 1998 at 10:00 a.m. (New York City time) in the Auditorium, 2nd Floor, 1221 Avenue of the Americas, New York, New York and at any adjournment thereof.

                   IMPORTANT-This proxy must be signed and dated
                                on the reverse side.

                          MARSH & MCLENNAN COMPANIES, INC.
                     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING
                            MANNER USING DARK INK ONLY.


P    1.   Election of Directors:

R Norman Barham, Lewis W. Bernard, Richard H. Blum, Frank J. Borelli, Robert F. Erburu, Ray J. Groves, George Putnam, John D. Ong
O
          For all---      Withhold all---        For All Except-------------
X                                                        Nominee Exception(s)

Y    2.   Approval of an amendment to the Marsh & McLennan Companies Stock
          Investment Plan

          For---              Against---               Abstain---

     3    Ratification of Deloitte & Touche LLP as auditors for 1998

          For---              Against---               Abstain---

Sign here as name(s) appear on card.

------------------------------------

------------------------------------

Date:-------------------, 1998

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.

                THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN
   THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, THEY WILL BE VOTED FOR ITEMS 1,2 AND 3 AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE RETURN THIS CARD PROMPTLY USING THE ACCOMPANYING ENVELOPE

                          CONFIDENTIAL VOTING INSTRUCTIONS
                  MARSH & MCLENNAN COMPANIES STOCK INVESTMENT PLAN
                          MARSH & MCLENNAN COMPANIES, INC.
                    ANNUAL MEETING OF STOCKHOLDERS, MAY 20, 1998

     By signing and returning this card, the undersigned directs Bankers Trust Company, Trustee under the Marsh & McLennan Companies Stock Investment Plan, to vote in person or by proxy all shares of stock of Marsh & McLennan Companies, Inc. (the "Company") allocated to the undersigned under said Plan upon all matters at the Annual Meeting of Stockholders of the Company on May 20, 1998 and at any adjournment thereof.

     Provided this card is received by May 15, 1998, voting rights will be exercised by the Trustee as directed or, if not specifically directed, FOR the items stated herein. Under the Plan, the Trustee shall vote all other shares in the same proportion as those shares for which it has received a signed instruction card.

                          MARSH & MCLENNAN COMPANIES, INC.
                             PLEASE MARK VOTE IN OVAL
                    IN THE FOLLOWING MANNER USING DARK INK ONLY.


1998

1.   Election of Directors:

     Norman Barham, Lewis W. Bernard, Richard H. Blum, Frank J. Borelli, Robert F. Erburu, Ray J. Groves, George Putnam, John D. Ong.

     For all----     Withhold all---             For All Except-----------
                                                       Nominee Exception(s)

2. Approval of an amendment to the Marsh & McLennan Companies Stock Investment Plan

     For---              Against---                  Abstain---

3    Ratification of Deloitte & Touche LLP as auditors for 1998

     For---              Against---                  Abstain---

Sign here as name(s) appear on card.

------------------------------------------

------------------------------------------

Date:------------------, 1998

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.

                  THE ALLOCATED SHARES WILL BE VOTED IN THE MANNER
     DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTIONS ARE MADE, THEY WILL BE VOTED FOR ITEMS 1,2 AND 3, AND ACCORDING TO THE DISCRETION OF BANKERS TRUST COMPANY ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

          PLEASE RETURN THIS CARD PROMPTLY USING THE ACCOMPANYING ENVELOPE